Daktronics, Inc. Announces Fourth Quarter and Fiscal 2011 Results
• Net sales increase 24% compared to fiscal 2010 fourth quarter
• Fiscal year net sales increase 12% compared to fiscal 2010
• Backlog increases to $131 million compared to $127 million one year ago

Brookings, S.D. – June 1, 2011 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2011 fourth quarter net sales of $114.4 million and net income of $3.0 million, or $0.07 per diluted share, compared to net sales of $92.0 million and a net loss of ($4.9 million), or ($0.12) per diluted share, for the fourth quarter of fiscal 2010.  Backlog at the end of the fiscal 2011 fourth quarter was approximately $131 million, compared with a backlog of approximately $127 million a year earlier and $128 million at the end of the third quarter of fiscal 2011.

Net sales, net income and earnings per share for the fiscal year ended April 30, 2011 were $441.7 million, $14.2 million and $0.34 per diluted share, respectively. This compares to $393.2 million, ($7.0 million) and ($0.17) per diluted share, respectively, for the same period in fiscal 2010.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $32.2 million through the fourth quarter of fiscal 2011, compared to $27.8 million through the same period one year ago.  Cash and marketable securities at the end of the fourth quarter of fiscal 2011 were $78.8 million.

“We closed out fiscal year 2011 with continued strong performance in the two business units that have been leading our recovery from the slowdown of the past couple of years,” said Jim Morgan, president and chief executive officer.  “Orders increased 23 percent year over year in our Commercial business unit and 38 percent year over year in our International business unit.  We continue to see constraints to growth in our Live Events and Schools and Theaters business units, which were the last parts of our business to enter into the economic downturn. We saw an improvement in gross margins on new orders booked during the quarter, which we attribute to better cost performance of our new generation products.”

Business Highlights
•
Sales in the Commercial business unit continued to grow, led by increased orders for digital billboards. Orders in the reseller portion of the Commercial business unit were up approximately 14 percent for the fiscal year and included two orders for Times Square totaling approximately $3 million booked in the fourth quarter of fiscal 2011.

•
Orders in the Live Events business unit were highlighted by an order of approximately $7 million for the new Barclays Center Arena in Brooklyn, New York, future home of the Brooklyn Nets.  The company also went live with four new display systems in major league baseball this season as previously announced.  The new systems highlighted the home openers for the Texas Rangers, Milwaukee Brewers, Houston Astros and Philadelphia Phillies.

•	Orders in the Schools and Theatres business unit for the fourth quarter of fiscal 2011 were flat versus one year ago, with a trend toward larger transactions involving video displays.
•
The International business unit continued to expand as orders increased to $17 million in the fourth quarter of fiscal 2011, despite some orders being pushed out into the first quarter of fiscal 2012.  Orders for the fourth quarter of fiscal 2011 were highlighted by a multi-million dollar display system for a theater on the Gran Via in Madrid, Spain.

•
Orders in the Transportation business unit, although strong, were down from the level one year ago as a result of the exceptionally large order bookings in the fourth quarter of fiscal 2010.  During the fourth quarter of fiscal 2011, net sales increased significantly as our transportation factory increased throughput to work down the backlog.

Outlook
Morgan added, “As we look forward, we continue to see opportunities for growth in our Commercial business unit, led by strength in digital billboards and the acceptance in the marketplace of our new 4000 series billboard product and our new GalaxyPro display, which is primarily used for on premise advertising.   The International pipeline remains strong, coming off a record year for orders in that business unit.  Our Transportation business continues to perform well and carries a large backlog into fiscal 2012.  We see our Live Events business remaining relatively flat in fiscal 2012, with the uncertainty of the large projects always a factor in the business. Our Schools and Theaters business faces some uncertainty due to tightening of school budgets, although the effect of that on the business is hard to quantify because displays are funded to a large extent by advertising and sponsorship dollars. We believe that we will see an improvement in gross profit margins in large video display projects as a result of the cost effectiveness of our new DVX video product offerings and ongoing cost reduction programs, although gross profit can fluctuate quarter-to-quarter.

“There is an increasing level of interest in our architectural lighting and display products, and we see an opportunity for significant growth in this new area over the next few years.  Our internet protocol television (IPTV) offering for large sports facilities is also getting increasing interest as facilities become aware of its capabilities for fan experience and revenue generation.  Our most recent installation for the Texas Rangers in Arlington, Texas includes a network of 800 LCD screens, along with a number of LED video displays centrally controlled by our Show Control system,” continued Morgan.

Strategy
“Our focus continues to be on winning orders to continue to grow the top line, while at the same time continuing to reduce costs by improving our processes across the company and further reducing the manufactured costs of our products through leveraging a global supply chain and product development initiatives.  At the same time, we continue initiatives to improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  We will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” concluded Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	May 1,	April 30,	May 1,
	2011	2010	2011	2010

Net sales	$114,387	$91,964	$441,676	$393,185
Cost of goods sold	85,949	71,817	330,192	298,629
Gross profit	28,438	20,147	111,484	94,556

Operating expenses:
Selling expense	12,471	13,837	49,555	54,253
General and administrative	6,194	6,184	23,453	25,199
Product design and development	5,162	5,361	18,949	21,920
Gain on insurance proceeds	-	-	-	(1,496)
Goodwill impairment	-	-	-	1,410
	23,827	25,382	91,957	101,286
Operating income (loss)	4,611	(5,235)	19,527	(6,730)

Nonoperating income (expense):
Interest income	540	385	1,921	1,514
Interest expense	(66)	(21)	(184)	(170)
Other income (expense), net	58	(1,179)	877	(2,756)

Income (loss) before income taxes	5,143	(6,050)	22,141	(8,142)
Income tax expense (benefit)	2,180	(1,151)	7,897	(1,153)
Net income (loss)	$2,963	$(4,899)	$14,244	$(6,989)

Weighted average shares outstanding:
Basic	41,632	41,049	41,422	40,908
Diluted	42,007	41,049	42,277	40,908

Earnings (loss) per share:
Basic	0.07	(0.12)	0.34	(0.17)
Diluted	$0.07	$(0.12)	$0.34	$(0.17)

Cash dividend paid per share	$-	$-	$0.60	$0.095

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 30,
	2011	May 1,
	(unaudited)	2010
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$55,854	$64,867
Marketable securities	22,943	-
Accounts receivable, less allowance for doubtful accounts	61,778	45,018
Inventories	46,889	35,673
Costs and estimated earnings in excess of billings	24,193	25,233
Current maturities of long-term receivables	5,343	6,232
Prepaid expenses and other assets	6,253	5,838
Deferred income taxes	9,640	12,578
Income tax receivables	4,870	7,444
Property and equipment available for sale	59	182
Total current assets	237,822	203,065

Advertising rights, net	525	1,348
Long-term receivables, less current maturities	13,558	13,458
Goodwill	3,384	3,323
Intangible and other assets	2,512	3,710
Deferred income taxes	180	62
	20,159	21,901
PROPERTY AND EQUIPMENT:
Land	1,497	1,471
Buildings	55,457	55,353
Machinery and equipment	58,233	54,058
Office furniture and equipment	53,402	53,831
Equipment held for rental	1,283	1,630
Demonstration equipment	8,086	8,969
Transportation equipment	3,688	4,256
	181,646	179,568
Less accumulated depreciation	111,780	98,683
	69,866	80,885
TOTAL ASSETS	$327,847	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 30,
	2011	May 1,
	(unaudited)	2010
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable	$2,316	$-
Accounts payable	29,223	23,149
Accrued expenses and warranty obligations	36,222	33,443
Billings in excess of costs and estimated earnings	20,284	13,105
Customer deposits	11,288	9,348
Deferred revenue (billed or collected)	8,770	7,766
Current maturities of long-term debt and marketing obligations	273	322
Income tax payable	1,281	361
Total current liabilities	109,657	87,494

Long-term marketing obligations, less current maturities	662	600
Long-term warranty obligations and other payables	9,856	4,229
Deferred income taxes	11	2,167
Long-term deferred revenue (billed or collected)	4,559	4,308
Total long-term liabilities	15,088	11,304
TOTAL LIABILITIES	124,745	98,798

SHAREHOLDERS' EQUITY:
Common stock	32,670	29,936
Additional paid-in capital	21,149	17,731
Retained earnings	149,291	159,842
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (income)/loss	1	(447)
TOTAL SHAREHOLDERS' EQUITY	203,102	207,053
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$327,847	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	April 30,	May 1,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,244	$(6,989)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	19,354	21,945
Amortization	287	315
Amortization of premium/discount on marketable securities	48	-
Gain on sale of property and equipment	(62)	(982)
Stock-based compensation	3,370	3,762
Equity in losses of affiliates	36	2,535
Impairment of goodwill	-	1,410
Loss on sale of equity investees	-	230
Provision for doubtful accounts	(37)	421
Deferred income taxes, net	663	(95)
Change in operating assets and liabilities	3,443	21,232
Net cash provided by operating activities	41,346	43,784

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(9,386)	(16,121)
(Purchases)/sales of marketable securities, net	(23,035)	-
Insurance recoveries on property and equipment	187	3,213
Proceeds from sale of property and equipment	238	181
Other investing activities, net	2,110	(372)
Net cash used in investing activities	(29,886)	(13,099)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	2,316	-
Proceeds from exercise of stock options	1,352	365
Excess tax benefits from stock-based compensation	122	71
Principal payments on long-term debt	(28)	(27)
Dividends paid	(24,794)	(3,874)
Net cash used in financing activities	(21,032)	(3,465)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	277	(118)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9,295)	27,102

CASH AND CASH EQUIVALENTS:
Beginning of period	63,603	36,501
End of period	$54,308	$63,603

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 30,	May 1,	April 30,	May 1,
	2011	2010	2011	2010
Net Sales:
Commercial	$28,755	$22,849	$112,515	$91,860
Live Events	40,726	33,611	161,572	159,229
Schools & Theatres	12,639	13,353	62,310	62,878
Transportation	15,125	9,174	45,215	40,481
International	17,142	12,977	60,064	38,737
Total net sales	$114,387	$91,964	$441,676	$393,185

Orders:
Commercial	$31,335	$28,278	$115,820	$93,833
Live Events	42,054	41,779	152,851	155,509
Schools & Theatres	14,222	14,418	61,995	62,493
Transportation	11,426	20,495	43,878	45,968
International	16,634	15,146	65,318	47,482
Total orders	$115,671	$120,116	$439,862	$405,285

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Twelve Months Ended
	April 30,	May 1,
	2011	2010

Net cash provided by operating activities	$41,346	$43,784
Purchase of property and equipment	(9,386)	(16,121)
Proceeds from sale of property and equipment	238	181
Free cash flow	$32,198	$27,844

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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